       1                                                       [FILED
Exhibit No. 1                                           IN THE OFFICE OF THE
                                                     SECRETARY OF STATE OF THE
                      ARTICLES OF INCORPORATION OF        STATE OF NEVADA
                   AMERICAN ENVIRONMENTAL CORPORATION        JUL 28 1995
                                                            No. 12729-95
                            ARTICLE I. NAME:                 Dean Heller
                                                          Secretary of State]
The name of the Corporation shall be:

                  AMERICAN ENVIRONMENTAL CORPORATION


                       ARTICLE II. RESIDENT AGENT

     The resident agent of the Corporation shall be located in the State of Nevada, County of Clark, City of Las Vegas at the following address:

                       ACORN CORPORATE SERVICES, INC.
            2001 E. FLAMINGO RD, SUITE 100-G, LAS VEGAS, NV 89119


                     ARTICLE III. NATURE OF BUSINESS

     The nature of the business shall be to engage in any lawful activities under the laws of the State of Nevada.


                        ARTICLE IV. DURATION:

     The duration of the Corporation's life shall be perpetual.


                          ARTICLE V. STOCK:

     The total authorized capital stock of the corporation shall be Twenty-Four Million (24,000,000) shares of Common stock with $0.001 par value, and One Million (1,000,000) shares of Preferred stock with $0.001 par value.


                   ARTICLE VI. BOARD OF DIRECTORS:

     The Governing Board of the Corporation shall be denominated the "Board of Directors" therefore, and shall initially be composed of the following individuals, each whom shall be denominated a "Director" of the Corporation, with the mailing address listed herein:

             Dick Steinke, 446 W Lake St., Ravenna, OH 44266


                ARTICLE VII. POWERS OF GOVERNING BOARD:

     The Governing Board of the Corporation is specifically granted by these Articles of Incorporation all powers permitted to be vested in the Governing Board of the Corporation by the provisions of Nevada Revised Statutes 78.195, including, but not limited to, the powers to fix and determine and designations, rights (with respect to voting redemption, sale, or otherwise), or other variations of each class or series within each class or series within each class of stock issued by the corporation; to issue rights, options, or warrants to purchase shares of any class or series within any class of the capital stock of the Corporation at any time under any terms and conditions deemed proper by said Governing Board: the fixed dividends and to determine their proper distribution (and order of distribution) among the holders of the various classes of capital stock of the Corporation; to require the redemption of fractional shares of stock of any class or series and to issue payment in cash for such fractional shares of stock of any class, or to permit a holder of a fractional share to retain such interest; to permit conversion of any class or series of stock into stock of any other class or series, with any consideration deemed to be appropriate or with no consideration at all; to make any share belonging to a Special or Preferred class or series of stock subject to redemption at such times and prices, or issued in such series with such designation, preferences, and relative, participating, optionals, or other special rights, or qualifications, limitations, or restrictions thereof, as shall be determined by the Governing Board; to change the par value of the shares of any class or series, so long as the change is accompanied by the filing of appropriate amendments with Nevada and Clark County authorities; to change the form of Common stock voting for the Governing Board from non-cumulative, which shall be the form of voting at the outset, to cumulative; to exchange shares of any class or series of voting at the outset, to cumulative; to exchange shares of any class or series at anytime for shares, assets, or business of any other Corporation, or for the assets or business of any private company however organized; to authorize and issue dividends at any time in any form, including, but not limited to, warrants, options, or rights to purchase shares of any class or series of stock as authorized by the Governing Board, cash, shares of any class or series, or ownership (however denominated); in any Company or Corporation "spun-off" by this Corporation without regard to its business purpose; to authorize acquisition of or merger with any business or Company, however organized, on any terms determined to be prudent by the Governing Board; or, within the limitations of State and Federal law, to permit or restrict the free-tradeability of the shares of any class or series of shares at the time of the issuance thereof.


           ARTICLE VII. NON-ASSESSABILITY FOR CORPORATION DEBTS:

     After the amount of the subscription, price, the purchase price, or the par value of the stock of any class or series is paid into the Corporation, owners or holders of shares of any stock in the Corporation may never be assessed to pay the debts of the Corporation.


                         ARTICLE IX. INCORPORATOR:

     The name and address of the Incorporator of this Corporation is as follows:

     J. Scott Scheuerman, 24837 104th Ave. SE, Suite 201, Kent, WA 98031


                       ARTICLES X. CORPORATE POWERS:

     The Corporation wishes to assert all possible powers exercisable by it as a Corporation or as an individual under the laws of the State of Nevada, including, but not limited to, any powers to create, define, limit, or regulate in any permitted area; any powers to own, trademark, patent, or govern its own business products or affairs; any powers to act in any business name under which it may legally operate; and any powers to accrue, automatically such additional or new powers as may be prescribed by any Federal or State Statute which may be enacted now or in the future.

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                    ARTICLE XI. LIABILITY OR DIRECTORS:

     As fully as possible under the laws of the State of Nevada as they now exist and as they may from time to time be revised, the Corporation intends that its Officers be protected from legal action by stockholders or to other persons (natural or otherwise) on account of service as Officers of the Corporation. An Officer shall not be liable for damages for actions of the Corporation to stockholders or to any other person (natural or otherwise) unless such Officer engaged in personal fraud affecting such action or actions of the Corporation.


IN WITNESS WHEREOF, the incorporator hereof does set his/her hand this 27 day of July, 1995.


                                   /s/J. Scott Scheuerman



STATE OF WASHINGTON    }
                       }
COUNTY OF KING         }


On this 27 day of July, 1995, before me, the undersigned Notary Public, J. Scott Scheuerman personally appeared to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.

                                  /s/sic., NOTARY PUBLIC